EXHIBIT 10.2

AMENDMENT TO

MILACRON HOLDINGS CORP.

2015 EQUITY INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is executed as of July 11, 2019, by an authorized member of the Board of Directors (the “Board”) of Milacron Holdings Corp. (the “Company”).

WHEREAS, the Company sponsors the Milacron Holdings Corp. 2015 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 16.2 of the Plan, the Board may from time to time and in any respect, amend the Plan; provided that such amendment shall not materially adversely affect any Award theretofore granted without the consent of the Participant or permitted transferee of the Award; and

WHEREAS, the Board wishes to amend the Plan as set forth below.

NOW THEREFORE:

1.    Capitalized Terms. Capitalized terms used, but not otherwise defined herein shall have the meaning given to them in the Plan.

2.    Amendment to the Equity Incentive Plan.

(a)	The first clause of the first sentence of Section 12.1 of the Plan is hereby amended and restated in its entirety as follows:

“Upon the occurrence of a Change in Control, unless otherwise provided in the Award Agreement, the Committee is authorized to make adjustments to outstanding Awards as specified in the agreement governing the terms and conditions of the Change in Control, including without limitation, the following (or any combination thereof):

(b)	Subsection 12.1(d) of the Plan is hereby amended and restated in its entirety as follows:

“(d) (i) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period and/or (ii) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee.”

(c)	Subsection 12.1 of the Plan is hereby amended by adding the following sentence to the end thereof:

“Nothing in this Plan requires that all Awards and/or all Participants be treated in the same manner in connection with a Change in Control.”

3.    Effect of Amendment. This Amendment shall be effective as of the date this Amendment is approved by the Board. Except as expressly provided by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

4.    Miscellaneous. This Amendment may be executed in several counterparts (and may be delivered by means of facsimile or electronic transmission in portable document format), each of which shall for all purposes be deemed an original, and all of such counterparts shall constitute one and the same instrument. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first written above.

MILACRON HOLDINGS CORP.

By:	/s/ Thomas J. Goeke
Name:	Thomas J. Goeke
Its:	President and Chief Executive Officer